UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Earliest Event Reported): April 7, 2008
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Annual Salary and Bonus Determinations for 2007
     CytRx Corporation (the “company,” “we,” “us” or “our”) generally makes decisions regarding annual bonuses and other year-end compensation of our Chief Executive Officer, Chief Financial Officer and other named executive officers following the end of each fiscal year. We also review at this time annual base salaries of our named executive officers and consider possible salary adjustments for the ensuing fiscal year.
     On April 7, 2008, our Compensation Committee completed its annual compensation review for 2007 and determined the bonuses to be paid to our named executive officers for 2007 based upon their performance. Our Compensation Committee also determined the salaries and other compensation to be payable to our named executive officers for 2008. Our Compensation Committee’s compensation determinations are described below.
     Steven A. Kriegsman serves as our Chief Executive Officer pursuant to an employment agreement that expires on July 1, 2008. Under his employment agreement, Mr. Kriegsman is entitled to a current annual base salary of $500,000, which is subject to our annual review. Mr. Kriegsman’s employment agreement additionally provides that he is eligible to receive an annual bonus as determined by us in our sole discretion, but not to be less than $150,000.
     On April 7, 2008, our Compensation Committee determined to increase Mr. Kriegsman’s annual base salary to $550,000, effective January 1, 2008, and to grant Mr. Kriegsman a bonus for 2007 of $300,000. Our Compensation Committee also determined to grant Mr. Kriegsman on April 7, 2008 a ten-year, nonqualified option to purchase 450,000 shares of our common stock at a price of $1.21 per share, which equaled the market price of our common stock on that date.
     Jack R. Barber, Ph.D., serves as our Chief Scientific Officer pursuant to an employment agreement that expired on December 31, 2007. Since December 31, 2007, we have continued to employ Dr. Barber at his annual base salary under his prior employment agreement of $325,000. Dr. Barber’s prior employment agreement additionally provided that he was eligible to receive an annual bonus as determined by us in our sole discretion.
     On April 7, 2008, our Compensation Committee determined to increase Dr. Barber’s annual base salary to $360,000, effective January 1, 2008, and to grant Dr. Barber a bonus for 2007 of $125,000. Our Compensation Committee also determined to grant Dr. Barber on April 7, 2008 a ten-year, nonqualified option to purchase 100,000 shares of our common stock at a price of $1.21 per share.
     Mitchell K. Fogelman serves as our Chief Financial Officer pursuant to an employment agreement that expires on December 31, 2008. Under his employment agreement, Mr. Fogelman is entitled to a current annual base salary of $250,000. We have agreed to review his base salary periodically, and may increase (but not decrease) it in our discretion. Mr. Fogelman’s employment agreement additionally provides that he is eligible to receive an annual bonus as determined by us in our sole discretion.
     On April 7, 2008, our Compensation Committee determined to increase Mr. Fogelman’s annual base salary to $275,000, effective January 1, 2008, and to grant Mr. Fogelman a bonus for 2007 of $100,000. Our Compensation Committee also determined to grant Mr. Fogelman a ten-year nonqualified stock option to purchase 100,000 shares of our common stock at a price of $1.21 per share.

     Benjamin S. Levin is employed as our General Counsel, Vice President — Legal Affairs and Secretary pursuant to an employment agreement that expired on December 31, 2007. Since December 31, 2007, we have continued to employ Mr. Levin at his base annual salary under his prior employment agreement of $250,000. Mr. Levin’s prior employment agreement additionally provided that he is eligible to receive an annual bonus as determined by us in our sole discretion.
     On April 7, 2008, our Compensation Committee determined to increase Mr. Levin’s annual base salary to $275,000, effective January 1, 2008, and to grant Mr. Levin a bonus for 2007 of $100,000. Our Compensation Committee also determined to grant Mr. Levin on April 7, 2008 a ten-year, nonqualified stock option to purchase 100,000 shares of our common stock at a price of $1.21 per share.
     John Y. Caloz serves as our Chief Accounting Officer pursuant to an employment letter under which he receives a current annual base salary of $200,000 and an annual bonus as determined by us in our sole discretion.
     On April 7, 2008, our Compensation Committee determined to grant Mr. Caloz a bonus for 2007 of $35,000, which was in addition to a $5,000 bonus awarded to him in December 2007. Our Compensation Committee also determined on April 7, 2008 to grant Mr. Caloz a ten-year, nonqualified option to purchase 25,000 shares of our common stock at a price of $1.21 per share. We previously granted Mr. Caloz on December 6, 2007 a ten-year, nonqualified stock option to purchase 25,000 shares or our common stock at a price of $3.61 per share, which equaled the market price of our common stock on that date.
     Except with respect to Mr. Caloz, the options granted to each of our executive officers as described above will vest in equal monthly installments over three years commencing May 7, 2008, provided, in each case, that the executive remains in our continuous employ through such monthly vesting periods. The options granted to Mr. Caloz will vest in equal annual installments over the three-year period following the grant date, provided that Mr. Caloz remains in our continuous employ through such annual vesting periods.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ Steven A. Kriegsman
Steven A. Kriegsman
President and Chief Executive Officer

Dated: April 11, 2008

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